Nevada Gold & Casinos Pays Annual Device Fee with Loan from Wells Fargo

Deadwood, South Dakota Slot Route Operation Strengthened

LAS VEGAS, June 28, 2013 — Nevada Gold & Casinos, Inc. (NYSE MKT: UWN) (“the Company”) today announced the Company's wholly-owned subsidiary, A.G. Trucano, Son & Grandsons, Inc. ("AG Trucano"), which operates a slot route in Deadwood, South Dakota, entered into a $1.5 million revolving loan with Wells Fargo Gaming Capital, LLC, an affiliate of Wells Fargo Bank, N.A. The proceeds from the loan were used for an annual device registration fee due by AG Trucano to the South Dakota Commission on Gaming ("SDCG"), in the amount of $2,000 per slot machine. Since the SDCG requires the entire fee to be paid in advance, AG Trucano has historically financed this obligation with a short-term loan. The loan from Wells Fargo represents a continuation of that practice.

The annual device fee expense is shared by the Company and the route location owners in proportion to their respective revenue share agreements. The Company traditionally pays the full licensing fee and then is reimbursed by the location owners. Approximately 40% of the expense is borne by the Company and the balance is reimbursed.

Nevada Gold also announced that, effective July 1, 2013 the Company’s slot route will operate a total of 811 games. “We are excited to be moving into the strong summer season in Deadwood with a strongly positioned and efficient operation,” commented Michael Shaunnessy, President and CEO. “We are also pleased with the support that the Company continues to receive from a lending institution with the stature of Wells Fargo Gaming Capital.”

On June 30, 2013, the Green Door location closed and our agreement terminated according to its terms. In the year ended April 30, 2013 this location contributed approximately $109,000 of revenue and $101,000 in expenses. Also on June 30, 2013, the Company closed the Bourbon Street location which it leased and operated. In the year ended April 30, 2013, this location generated approximately $463,000 in revenue and $629,000 in expenses. The incurred expenses for both locations will be totally eliminated as a result of the closures. The Company anticipates that a portion of the revenues from these closed locations will be captured by our other locations in the immediate vicinity.

About Nevada Gold

Nevada Gold & Casinos, Inc. (NYSE MKT: UWN) of Las Vegas, Nevada is a developer, owner and operator of 10 gaming operations in Washington (wagoldcasinos.com) and a slot route operation in Deadwood, South Dakota (dakotaplayersclub.com). The Company also has a social gaming application on Facebook – Gold Star Slots, and a gaming license in Nevada. For more information, visit www.nevadagold.com.

Contacts:

Nevada Gold & Casinos, Inc.

Michael P. Shaunnessy / James Kohn

(702) 685-1000

LHA

Harriet Fried / Jody Burfening

(212) 838-3777

hfried@lhai.com